[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

                                                                    EXHIBIT 10.2

                        LICENSE AND DEVELOPMENT AGREEMENT

This License and Development Agreement (the "Agreement") is made and entered into by and between:

YAMANOUCHI EUROPE B.V., a company organized and existing under the laws of the Kingdom of the Netherlands, having its registered office at Elisabethhof 19, 2353 EW Leiderdorp, The Netherlands ("YAMANOUCHI");

and

CONNETICS CORPORATION, a company organized and existing under the laws of the State of Delaware, having its principal place of business at 3290 West Bayshore Road, Palo Alto, California 94303, United States of America ("CONNETICS").

YAMANOUCHI and CONNETICS are sometimes referred to individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

A. YAMANOUCHI has developed the PRODUCT (as defined below) and wishes to have the PRODUCT developed, manufactured, promoted, sold and distributed in the TERRITORY (as defined below);

B. YAMANOUCHI has the right to grant rights under the PATENTS (as defined below), and YAMANOUCHI KNOW-HOW (as defined below) and TRADEMARKS (as defined below) to other parties and is willing to grant such rights to CONNETICS on the conditions contained in this Agreement;

C. CONNETICS has at its disposal facilities to develop, manufacture, promote, market, sell and distribute the PRODUCT in the TERRITORY and has experience and knowledge in the market for the PRODUCT;

D. CONNETICS and YAMANOUCHI are parties to a Letter of Intent dated April 5, 2002, pursuant to which CONNETICS paid YAMANOUCHI an "Exclusive Negotiation Fee" in the amount of USD 100,000 (One Hundred Thousand U.S. Dollars);

E. CONNETICS desires to obtain a license from YAMANOUCHI to develop, manufacture, promote, market, distribute, and sell the PRODUCT in the TERRITORY on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the PARTIES do hereby agree as follows:

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[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

                                    AGREEMENT

1     - DEFINITIONS

In this Agreement the following expressions will have the meanings stated, whether used in the singular or the plural:

AFFILIATE                         -     a legal entity directly or indirectly
                                        controlling, controlled by or under
                                        common control with either PARTY, or
                                        owning at least fifty percent (50%) of
                                        the voting rights of such legal entity.

CONNETICS KNOW-HOW                -     all information and materials,
                                        including, without limitation,
                                        pharmaceutical, pharmacological and
                                        medical data and information, as well as developing, manufacturing, technical, commercial, promotional and marketing information and experience, knowledge, ideas, and other intellectual property, patentable or otherwise, tangible or intangible, owned or developed by
                                        CONNETICS or its AFFILIATES as of the
                                        date of this Agreement or thereafter,
                                        relating to the PRODUCT.

LICENSE                           -     the license granted by YAMANOUCHI to
                                        CONNETICS in Section 2 of this
                                        Agreement.

NET SALES                         -     determined using the accrual basis of
                                        accounting in accordance with generally
                                        accepted accounting principles (GAAP) in the United States and as reported by CONNETICS to the U.S. Securities and Exchange Commission, applied in a manner consistent with practices consistent with those in the pharmaceutical industry in the TERRITORY, but in any event NET SALES shall not be less than [*] below the actual gross invoice sales of PRODUCT by CONNETICS or its AFFILIATES, sublicenses, distributors, or other agents to third parties. If at any point in the future CONNETICS determines that the limitation on deductions is adversely impacting its ability to compete effectively in the marketplace, it shall have the right to request YAMANOUCHI to enter into good faith discussions to renegotiate the [*] limitation in line with then-prevailing commercial practice.

PATENTS                           -     the patents and/or patent applications
                                        as specified in Annex III to this
                                        Agreement and all patents issued on any
                                        such patent applications, and all
                                        counterparts, additions, divisions,
                                        continuations, continuations-in-part,
                                        substitutions, extensions,

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                                                       2002-0267

                                        reissues, patent term extensions and
                                        renewals thereof in any country of the
                                        TERRITORY.

PRODUCT                           -     the pharmaceutical specialty for human
                                        administration as listed in Annex I to
                                        this Agreement and any improvements
                                        developed from time to time.

TERRITORY                         -     as to the PATENTS and the YAMANOUCHI
                                        KNOW-HOW, exclusively the United States
                                        of America (including its territories
                                        and possessions) and Canada, and
                                        non-exclusively Mexico; as to the
                                        TRADEMARKS, exclusively in the United
                                        States of America (including its
                                        territories and possessions), Canada,
                                        and Mexico.

TRADEMARKS                        -     the trademarks set forth in Annex II,
                                        or, if the U.S. Food and Drug
                                        Administration rejects the use of those
                                        trademarks for the PRODUCT, any other
                                        trademark mutually acceptable to
                                        CONNETICS and YAMANOUCHI and owned by
                                        YAMANOUCHI.

TRADEMARK TERM                    -     With respect to the right to use the
                                        TRADEMARKS, this Agreement shall remain
                                        in effect and shall not expire for as
                                        long as YAMANOUCHI continues to maintain the registration of the TRADEMARKS in the TERRITORY, provided that CONNETICS continues to sell PRODUCT pursuant to this Agreement and the Agreement is not otherwise expressly terminated by
                                        YAMANOUCHI or CONNETICS.

YAMANOUCHI KNOW-HOW               -     all information and materials,
                                        including, without limitation,
                                        pharmaceutical, pharmacological and
                                        medical data and information, as well as developing, manufacturing, technical, commercial, promotional and marketing information and experience, knowledge, ideas, improvements, and other intellectual property, patentable or otherwise, tangible or intangible, owned or developed by YAMANOUCHI or its AFFILIATES as of the date of this Agreement or thereafter, relating to the PRODUCT or the PATENTS, whether or not covered by the PATENTS, or relating to topical products containing a retinoid and an antibiotic, and, in each case, which is necessary or useful to the use, development, manufacture, marketing, promotion, distribution, sale and/or commercialization of the PRODUCT in the TERRITORY.


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2     - GRANT

2.1 Subject to the terms and conditions of this Agreement, YAMANOUCHI grants to CONNETICS during the term of this Agreement and CONNETICS accepts (a) the LICENSE under the PATENTS and the YAMANOUCHI KNOW-HOW to develop, manufacture, promote, market, sell and distribute the PRODUCT exclusively in the United States of America (including its territories and possessions), and Canada, and non-exclusively in Mexico; and (b) the rights under the TRADEMARKS to develop, manufacture, promote, market, sell and distribute the PRODUCT exclusively in the United States of America (including its territories and possessions), Canada, and Mexico. YAMANOUCHI further grants to CONNETICS the right to sublicense the rights granted in this Section as permitted under Section 19.1.

2.2 CONNETICS shall during the term of this Agreement refrain from seeking customers for the PRODUCT outside the TERRITORY.

2.3 YAMANOUCHI and CONNETICS are independent contractors. CONNETICS has no power or authority to legally represent YAMANOUCHI, or to make and/or enter into agreements with buyers of the PRODUCT on behalf of or in the name of YAMANOUCHI without YAMANOUCHI's prior express written approval. YAMANOUCHI has no power or authority to legally represent CONNETICS, or to make and/or enter into agreements with buyers of the PRODUCT on behalf of or in the name of CONNETICS without CONNETICS' prior express written approval.

2.4 CONNETICS is allowed to perform or have performed any studies of whatever nature in order to develop sales of the PRODUCT without the prior written approval of YAMANOUCHI. CONNETICS shall have the right to present in any form, including but not limited to lectures, slides, abstracts, posters, and the like or submit for publication the results of any such studies. CONNETICS agrees to submit all such materials or a synopsis thereof to YAMANOUCHI at least thirty (30) days prior to the date on which such presentation or submission is proposed to be made. If YAMANOUCHI reasonably determines and notifies CONNETICS within the initial thirty
      (30) day period that the presentation or submission contains patentable material, YAMANOUCHI may request an additional thirty (30) days to allow it to prepare and file any patent application(s) as YAMANOUCHI believes are reasonably necessary to protect its interests prior to publication. If YAMANOUCHI reasonably believes that such publication will harm the sales potential of the PRODUCT or the validity or prosecution of the patents relating to the PRODUCT , YAMANOUCHI may withhold its approval for publication, provided, however, that YAMANOUCHI acknowledges that certain university-based physicians who participate in U.S. clinical trials for the PRODUCT may require the absolute right to publish results of their experience with the PRODUCT. Any clinical study agreement that CONNETICS enters into in connection with the PRODUCT must contain language that provides sufficient time (at least 60 days) for YAMANOUCHI to evaluate the


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                                                                       2002-0267

      proposed publication and to take the necessary steps, including a patent application to protect its interest prior to publication.

3     - INFORMATION & CONFIDENTIALITY

3.1 During the term of this Agreement YAMANOUCHI shall within reason and at YAMANOUCHI'S expense provide CONNETICS with YAMANOUCHI KNOW-HOW in the possession of YAMANOUCHI that may be useful for developing, manufacturing, promoting, marketing, distributing or selling the PRODUCT in the TERRITORY. CONNETICS shall not be considered in default of its obligations under this AGREEMENT for any delay in development that is attributable directly and solely to the failure by YAMANOUCHI to furnish requested information within a reasonable period as agreed to by the PARTIES.

3.2 The PARTIES expressly agree that all YAMANOUCHI KNOW-HOW received and acquired by CONNETICS as a consequence of this Agreement shall be held strictly confidential by CONNETICS and shall remain YAMANOUCHI's property. During the term of this Agreement, CONNETICS may disclose YAMANOUCHI KNOW-HOW to its AFFILIATES, employees, agents, consultants, other representatives, regulatory authorities and others to accomplish the purposes of this Agreement, provided that they have agreed in writing (or in the case of regulatory authorities, are bound by law) to observe the confidentiality of the information. Notwithstanding the above, nothing in this Section 3.2 shall apply to YAMANOUCHI KNOW-HOW which CONNETICS can establish by competent evidence:

      a)    was known to CONNETICS at the time it received the information;

      b) is at the time of receipt, or subsequently becomes, known to the public or generally available to the public through no act or omission by CONNETICS;

      c) is furnished to CONNETICS at any time by a third party who has no obligation to keep the information confidential;

      d) is required to be disclosed by CONNETICS by law or to the relevant authorities for the performance of its obligations under this Agreement;

      e) is the subject of a written permission to disclose provided by YAMANOUCHI.

3.3 The PARTIES expressly agree that all CONNETICS KNOW-HOW received and acquired by YAMANOUCHI as a consequence of this Agreement shall be held strictly confidential by YAMANOUCHI and shall remain CONNETICS' property. During the term of this Agreement, YAMANOUCHI may disclose CONNETICS KNOW-HOW to its AFFILIATES, employees, agents, consultants, other representatives, regulatory authorities and others to accomplish the purposes of this Agreement, provided that they have agreed in writing (or in the case of regulatory authorities, are bound by law) to observe the confidentiality of the information. Notwithstanding the above, nothing in this Section shall apply to CONNETICS KNOW-HOW which YAMANOUCHI can establish by competent evidence:


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                                                                       2002-0267

      a)    was known to YAMANOUCHI at the time it received the information;

      b) is at the time of receipt, or subsequently becomes, known to the public or generally available to the public through no act or omission by YAMANOUCHI;

      c) is furnished to YAMANOUCHI at any time by a third party who has no obligation to keep the information confidential;

      d) is required to be disclosed by YAMANOUCHI by law or to the relevant authorities for the performance of its obligations under this Agreement;

      e) is the subject of a written permission to disclose provided by CONNETICS.

4     - PAYMENTS

4.1 CONNETICS shall develop and manufacture the PRODUCT at its own expense and risk.

4.2.1 In consideration of the licenses and rights granted by YAMANOUCHI to CONNETICS in this Agreement, CONNETICS shall pay to YAMANOUCHI the sum of USD 2,000,000 (Two Million U.S. Dollars) upfront, and [*] when it successfully reaches specific milestones, as follows:

Upfront payments:

                  AMOUNT                                          EVENT

              USD   100,000      Upfront fee (previously paid at the time of the Letter of Intent and which is creditable towards the Upfront payment)

              USD   900,000      Upfront fee payable upon execution by both PARTIES of this
                                 Agreement

              USD 1,000,000      Upfront fee payable on 1 July 2002

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

Milestone payments:

      [*]

4.2.2 Payments pursuant to Section 4.2.1 shall be made in USD and are due within fourteen (14) days of the event or date indicated. For any delay in payment beyond the 14th day, CONNETICS shall pay a pro rata interest amount of one and a half percent (1.5%) per month over the amount due. Payments shall be made by bank transfer to an account as designated by YAMANOUCHI.

4.3.1 In further consideration of the licenses and rights granted by YAMANOUCHI to CONNETICS, during the term of this Agreement (except as it relates to the TRADEMARKS) CONNETICS shall pay to YAMANOUCHI for the use of the PATENTS and/or the YAMANOUCHI KNOW-HOW a royalty on CONNETICS' NET SALES of the PRODUCT for each calendar year as follows:

      [*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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4.3.2 Payments pursuant to Section 4.3.1 shall be made in USD and are due within forty-five (45) days after the end of each calendar quarter. For any delay in payment beyond the 45th day, CONNETICS shall pay a pro rata interest amount of one and a half percent (1.5%) per month over the amount due. Payments shall be made by bank transfer to an account as designated by YAMANOUCHI.

4.4.1 In further consideration of the licenses and rights granted by YAMANOUCHI to CONNETICS, and subject to Section 16.5, CONNETICS shall pay to YAMANOUCHI a royalty equal to [*] on CONNETICS' NET SALES of the PRODUCT for the use of the TRADEMARKS during the TRADEMARK TERM. This royalty is in addition to the royalties for the use of the YAMANOUCHI KNOW-HOW.

4.4.2 Payments pursuant to Section 4.4.1 shall be made in USD and are due within forty-five (45) days after the end of each calendar month. For any delay in payment beyond the 45th day, CONNETICS shall pay a pro rata interest amount of one and a half percent (1.5%) per month over the amount due. Payments shall be made by bank transfer to an account as designated by YAMANOUCHI.

4.5 Without YAMANOUCHI's prior written approval, CONNETICS shall not be entitled to set off any counterclaims against any kind of payments due.

4.6 To the extent there is a statutory tax withholding obligation on a payment (or other remittance) due YAMANOUCHI, CONNETICS shall be entitled to withhold from such payment the amount, if any, of any withholding tax assessable to YAMANOUCHI. CONNETICS shall advise YAMANOUCHI and provide it with copies of the tax receipts for all taxes deducted from the payment due YAMANOUCHI.

5     - MINIMUM ROYALTY

5.1 Beginning at the time of the launch of the PRODUCT in the TERRITORY, CONNETICS shall pay YAMANOUCHI a minimum annual royalty equal to the applicable royalty percentage in Section 4.3.1 above multiplied by [*] of the projected NET SALES based on the annual sales forecast provided by CONNETICS pursuant to Section 5.2. The minimum annual royalty for a given calendar year will be considered overdue if it has not been paid by January 31 of the following year. The amount of any minimum annual royalty paid in respect of a given calendar year shall be applied against royalties due and owing under Article 4 in that calendar year.

5.2 Each year following the launch of the PRODUCT, in the last quarter of each calendar year CONNETICS shall provide YAMANOUCHI with a sales forecast with respect to the

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                                                       2002-0267

      following year, which forecast shall be realistic and consistent with the prevailing market and regulatory environment at the time the forecast is given. If YAMANOUCHI believes that the sales forecast provided by CONNETICS is not realistic or consistent with the prevailing market and regulatory environment at the time, the PARTIES shall discuss the matter in good faith and agree upon a forecast that is acceptable to both PARTIES.

5.3 If CONNETICS fails to pay the minimum royalty as per Section 5.1 (and furthermore fails to pay that amount in the subsequent three (3) month period), the exclusive rights granted under Article 2 of this Agreement will become non-exclusive at the end of the subsequent three (3) month period.

5.4 If the exclusive license to CONNETICS becomes non-exclusive by operation of Section 5.3, the PARTIES agree to negotiate in good faith how CONNETICS may cooperate with YAMANOUCHI to obtain market authorization in the non-exclusive part of the TERRITORY.

6     - BOOKS AND RECORDS

6.1 CONNETICS shall furnish YAMANOUCHI with reports within thirty-five (35) days after the end of each calendar quarter stating the quantity of the PRODUCT sold and the NET SALES during the preceding quarter.

6.2 CONNETICS shall keep complete and accurate records pertaining to the manufacture and commercialization of the PRODUCT in sufficient detail to permit YAMANOUCHI to confirm development and commercialization efforts, sale of PRODUCT, accuracy of calculations of NET SALES and royalties and all other payments required to be made under this Agreement. All records and information required under this Agreement shall be maintained for the longer of (a) five (5) years following the year in which any such efforts or payments were made under this Agreement; or (b) such longer period as may be required by law.

6.3 YAMANOUCHI shall have the right to audit CONNETICS' records using a mutually acceptable, nationally recognized firm of independent certified accountants. Such accountants will have access, on reasonable notice, to CONNETICS, its AFFILIATES' or its sublicensees' records, as the case may be, during reasonable business hours for the purpose of verifying any royalty payable under this Agreement for the two (2) preceding years. Notwithstanding the foregoing, the right to audit CONNETICS' records pursuant to this Section may not be exercised more than once in any calendar year. The accountant shall provide both YAMANOUCHI and CONNETICS with a copy of any report prepared as a result of the audit. YAMANOUCHI shall bear the full cost of such audit unless such audit discloses an underpayment by more than [*] of the amount due during such period. In such case, CONNETICS shall bear the full cost of such audit.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                                                       2002-0267

7     - MARKETING AUTHORISATIONS

7.1 CONNETICS shall, with YAMANOUCHI's reasonable assistance if requested, conscientiously pursue the obtaining and maintaining of the necessary approvals and authorizations for the PRODUCT in the U.S.A. and Canada, provided that CONNETICS shall have sole discretion in determining whether and what type of product registration is required in each country. The PARTIES agree to negotiate in good faith the best process and respective responsibilities for obtaining approval to sell PRODUCT in Mexico.

7.2 CONNETICS shall bear all costs in connection with obtaining and maintaining registrations (except registrations relating to the PATENTS and the TRADEMARKS), marketing approvals, clearances, or authorizations necessary for CONNETICS to be able to develop, manufacture, promote, sell and distribute the PRODUCT in the TERRITORY.

7.3 If YAMANOUCHI terminates this AGREEMENT pursuant to Section 16.3, CONNETICS shall, if applicable, fully cooperate in arranging for the transfer of all approvals and authorizations granted in the TERRITORY in respect of the PRODUCT to YAMANOUCHI, or another party designated by YAMANOUCHI, at YAMANOUCHI's cost and expense.

8     - TRADEMARKS

8.1 The PRODUCT shall be sold by CONNETICS only and exclusively under the TRADEMARKS. The TRADEMARKS are and shall remain under all circumstances the property of YAMANOUCHI. CONNETICS is only entitled to use the TRADEMARKS for the developing, manufacturing, distribution, marketing, promotion and sale of the PRODUCT during the TRADEMARK TERM.

8.2 Neither CONNETICS, YAMANOUCHI nor any YAMANOUCHI AFFILIATE or sublicensee of YAMANOUCHI shall use in the TERRITORY any trademark which might be conflicting or cause confusion with the TRADEMARKS.

8.3 YAMANOUCHI shall maintain and reasonably defend the TRADEMARKS at its cost and expense. Failure to maintain the TRADEMARKS shall relieve CONNETICS of the obligation to pay royalties pursuant to Section 4.4.1 for the period that the TRADEMARKS used by CONNETICS are not valid.

8.4 CONNETICS shall report as soon as this information becomes available of any infringement or potential infringement of the TRADEMARKS in the TERRITORY and CONNETICS shall offer any reasonable assistance required by YAMANOUCHI to address the infringement or potential infringement. YAMANOUCHI and CONNETICS


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                                                                       2002-0267

      shall confer about the appropriate action to be taken in connection with the reported infringement.

8.5 After the TRADEMARK TERM or any earlier termination of this Agreement by YAMANOUCHI under Section 16.3, CONNETICS shall immediately cease any and all use of the TRADEMARKS. The registration of CONNETICS as licensee of the TRADEMARKS with the recordal office in the TERRITORY, if appropriate, shall be stricken upon the termination of the TRADEMARK TERM or the termination of this Agreement by YAMANOUCHI pursuant to Section 16.3.

9     - QUALITY OF THE PRODUCT

9.1 The PRODUCT manufactured by CONNETICS shall be manufactured in conformity with the specifications of the relevant regulatory authorities in the TERRITORY and all other applicable laws and regulations in the TERRITORY.

10    - SALES PROMOTION

10.1 During the term of this Agreement CONNETICS shall use commercially reasonable best efforts in the promotion and sale of the PRODUCT in the TERRITORY in a manner which is equal to that in which it would promote and sell its own products. CONNETICS makes no warranty, express or implied, concerning the success of the development plan, the success of the marketing and commercialization of the PRODUCT, or the commercial utility of the PRODUCT. In order to safeguard a consistent image for the PRODUCT, YAMANOUCHI and CONNETICS shall meet at least once per calendar year in order to discuss the promotion of the PRODUCT in the TERRITORY and in particular the presentation of the PRODUCT profile and its characteristics.

10.2 CONNETICS shall yearly furnish YAMANOUCHI with reports on its sales promotion activities as well as with specimens of sales promotion material used for the PRODUCT. Similarly, YAMANOUCHI shall provide CONNETICS with specimens of sales promotional materials used for the PRODUCT outside of the TERRITORY. The PARTIES agree to negotiate in good faith how such materials might be used by the other PARTY.

10.3 CONNETICS shall be responsible for labeling and packaging the PRODUCT consistent with the labelling and packaging approved by any applicable regulatory authorities in the TERRITORY. The inner and outer packaging of the PRODUCT shall include language similar to: Under License From Yamanouchi Europe B.V., The Netherlands. In addition, prior to launch of the PRODUCT in the TERRITORY, the PARTIES shall determine by mutual agreement whether it is prudent to include the numbers of the PATENTS on the label for the PRODUCT.


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10.4  CONNETICS shall bear all expenses for the sales promotion of the PRODUCT in the TERRITORY.

11    - COMPLIANCE WITH LAWS

      CONNETICS shall in the performance of its activities under this Agreement comply with all laws, regulations and other requirements which are applicable in the TERRITORY with respect to such activities and more specifically to develop, manufacture, purchase, market, promote and sell the PRODUCT.

12    - LIABILITY

12.1 CONNETICS shall indemnify and hold YAMANOUCHI harmless from and against any and all third party claims for damage or injury to persons and property or for loss of life resulting from the use, development, manufacture, marketing, sale or distribution of the PRODUCT in the TERRITORY by CONNETICS pursuant to this Agreement, unless such damage or injury is caused by the negligent or intentional acts or omissions of YAMANOUCHI or its agents.

12.2 YAMANOUCHI shall indemnify and hold CONNETICS harmless from and against any and all third party claims for damage or injury to persons and property or for loss of life resulting from the pharmacological effects of the PRODUCT, currently available and currently listed in Annex I, inside of the TERRITORY, and for the use, development, manufacture, marketing, sale or distribution of the PRODUCT in Mexico by YAMANOUCHI, its AFFILIATES, or other sublicenses or representatives, in each case unless such damage or injury is caused by the negligent or intentional acts or omissions of CONNETICS or its agents.

12.3 CONNETICS shall promptly inform YAMANOUCHI of any significant liability claims or threat of liability claims in connection with the PRODUCT and in case of adverse events CONNETICS shall act in accordance with the Data Exchange Agreement attached as Annex IV. YAMANOUCHI shall inform CONNETICS of any significant liability claim or threat of liability in connection with the PRODUCT, whether or not the threat or claim stems from activity within the TERRITORY.

13    - PATENTS

13.1 YAMANOUCHI hereby declares that it has the right to grant CONNETICS the rights and licenses granted under this Agreement. YAMANOUCHI declares furthermore that it does not, however, warrant the validity of the PATENTS. However, YAMANOUCHI

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

      declares that at the date of this Agreement YAMANOUCHI is not aware that any third party is infringing the PATENTS in the TERRITORY and YAMANOUCHI has received no notices that the PRODUCT infringes any third party's rights. The PARTIES agree that if, at any time during the term of this Agreement, any of the PATENTS is declared or found to be invalid, or if the PRODUCT is found to infringe a patent owned by a third party, the PARTIES will negotiate in good faith a reduction in the royalties to be paid pursuant to Section 4.3.1. CONNETICS may not file any nullity or revocation suit or take any action which is intended to destroy, partially or totally, the validity of the patents relating to the PRODUCT , inside or outside of the TERRITORY, whether such action is filed directly or through another party.

13.2 YAMANOUCHI shall maintain and reasonably defend the PATENTS at its cost and expense. Each PARTY shall promptly give notice in writing to the other PARTY in the event that it becomes aware of: (a) any infringement or suspected infringement of any PATENTS relating to the PRODUCT; or (b) any claim that the PRODUCT's use, manufacture, sale or other disposal infringes the rights of any third party. The PARTIES shall consult within two (2) weeks to decide what steps shall be taken to prevent or terminate such infringement. If YAMANOUCHI fails to take action to protect or defend the PATENTS within thirty (30) days from the consultation between the PARTIES, CONNETICS shall be entitled to take all such action as it considers to be necessary or appropriate at its own expense to defend such claim and shall be entitled and subject to all damages and other sums which may be recovered or awarded against it as a result of the action.

13.3 Each PARTY shall render any reasonable assistance required by the other PARTY with respect to this Article 13.

13.4 CONNETICS shall have the right, with YAMANOUCHI's prior written approval, which will not be unreasonably withheld, to file on behalf of and as agent for YAMANOUCHI, all applications and to take all actions necessary (a) to obtain the benefits of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 and any amendments thereto to the extent such benefits relate to PRODUCT, and (b) to extend the lives of the PATENTS relating to the PRODUCT, to the extent permitted by any other law or regulation by, among other things, applying for supplemental protection certificates.

14    - COMPETING PRODUCTS

      During the term of this AGREEMENT, neither YAMANOUCHI nor any YAMANOUCHI AFFILIATE or sublicensee of YAMANOUCHI that has rights to the PRODUCT outside the U.S.A. and Canada, will, directly or indirectly, license, sell, market, promote or distribute other products incorporating the combination of a retinoid

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

      and an antibiotic in the U.S.A. or Canada. Also during the term of this AGREEMENT neither YAMANOUCHI nor any YAMANOUCHI AFFILIATE or sublicensee of YAMANOUCHI will license, sell, market, promote or distribute a product based upon tretinoin and/or clindamycin in the VELAC gel formulation in the U.S.A. or Canada. During the term of this AGREEMENT, CONNETICS will not license, sell, market, promote or distribute any other products incorporating the combination of a retinoid and an antibiotic in the TERRITORY without first obtaining YAMANOUCHI's written approval, which approval shall not be unreasonably withheld.

15    - ADVERSE EVENTS AND REACTIONS

15.1 CONNETICS and YAMANOUCHI shall notify each other in writing of any information or announcements coming to their attention, as well as the origin of such information or announcements, with regard to:

      a)    adverse events which are observed in relation to the PRODUCT;

      b) characteristics which could impair the safety or efficacy of the PRODUCT;

      c) complaints concerning the pharmaceutical quality or packaging of the PRODUCT.

15.2 CONNETICS and YAMANOUCHI shall cause the adverse drug reaction data exchange agreement, which is attached to this Agreement as Annex IV, to be entered into by their respective medical safety departments contemporaneously with the signing of this Agreement. The data exchange agreement, as it may be amended from time to time, shall have the same effect as an agreement between the PARTIES.

16    - DURATION

16.1 This Agreement shall be effective as of the date of the last signature below, after it has been signed by both PARTIES, and will remain in force on a country-by-country basis in the TERRITORY for a period of [*] from the date of first commercial sale in each respective country of the TERRITORY or until the expiration or abandonment of the last of the PATENTS (including any extensions in any country of the TERRITORY), which ever date is the later. After expiration of this Agreement, CONNETICS shall have a non-exclusive fully paid license to the YAMANOUCHI KNOW-HOW.

16.2 Notwithstanding the provisions in Section 16.1 the LICENSE with respect to the TRADEMARKS shall continue during the TRADEMARK TERM. CONNETICS shall continue to pay the TRADEMARK royalties in accordance with Articles 4.4.1,
      4.4.2 and 4.5 unless this Agreement is terminated by either PARTY pursuant to Section 16.3 or 16.4, or until the TRADEMARK TERM expires.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

16.3 Either PARTY may terminate this Agreement early and without judicial intervention as follows:

      a) by either PARTY in case of a breach of one or more of the provisions of this Agreement by the other PARTY, in which case the non-breaching PARTY shall be entitled to terminate this Agreement by letter with thirty (30) days' notice (or with immediate effect, if the breach is not capable of being cured). If the breach can be cured, the breaching PARTY shall have the right during the 30-day notice period to cure the breach, or to produce a plan for curing the breach that is acceptable to the non-breaching PARTY. This Agreement shall then automatically terminate at the end of the term of notice, unless meanwhile the breach of contract in question has been remedied or a mutually agreeable plan to cure is put into effect;

      b) immediately upon written notice by either PARTY in case of a petition for bankruptcy, suspension of payment, voluntary liquidation or otherwise of the other PARTY;

      c) in case of termination of this Agreement by a PARTY on (one of) the grounds as mentioned in this Section 16.3 the breaching PARTY is not entitled to any compensation.

16.4 CONNETICS may terminate this Agreement early and without judicial intervention as follows:

      a) if clinical efficacy is not sufficiently proven at the end of Phase II clinical trials;

      b) if clinical efficacy is not sufficiently proven at the end of Phase III clinical trials;

      c) failure to obtain authorization to market the PRODUCT in the U.S., sufficiently proven to YAMANOUCHI;

      d) if CONNETICS can prove to YAMANOUCHI that the commercial conditions of the topical acne market have changed dramatically since the launch of the PRODUCT; by giving YAMANOUCHI no less than six (6) months advance written notice; or

      e) in the event of a substantial number of adverse experiences with the PRODUCT, sufficiently proven to YAMANOUCHI such that they could reasonably be expected to substantially diminish the commercial value of the PRODUCT.

      For termination under this Section 16.4, CONNETICS will not be entitled to any refund of any amounts paid prior to the date of termination. Moreover, CONNETICS shall give YAMANOUCHI or its designee full cooperation in arranging for the transfer of all

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

      approvals and authorizations granted in the TERRITORY in respect of the PRODUCT to YAMANOUCHI or its designee. Such transfer shall be at YAMANOUCHI's cost and expense.

16.5 The rights and obligations of the PARTIES set forth in Article 8 shall survive until the end of the TRADEMARK TERM. In addition, the rights and obligations of the PARTIES set forth in Art. 3, Sections 6.2, 6.3, 7.3, and 8.5, and Articles 12, 13, 15 and 18 shall survive any termination of this Agreement.

16.6 After termination of this Agreement by YAMANOUCHI pursuant to Section 16.3, CONNETICS shall cease the use of the PATENTS, the YAMANOUCHI KNOW-HOW and the TRADEMARKS and the use, development, manufacture, marketing, sale and distribution of the PRODUCT.

16.7 Upon early termination of this Agreement pursuant to Section 16.3, CONNETICS shall have the right to sell all remaining PRODUCT in its inventory within twelve (12) months after the date of termination, subject to the payment to YAMANOUCHI of the royalties set forth in Articles 4 and
      5. Thereafter, CONNETICS agrees to destroy any remaining supply of PRODUCT at YAMANOUCHI'S request and direction.

17    - FORCE MAJEURE

      The PARTIES shall not be liable for failure or delay in performance of the obligations under this Agreement if such failure is caused by war, riot, rebellion, invasion, earthquake, storm, fire, flood, acts of God, interruption of transportation, embargo, explosion, inability to procure or shortage of supply of materials, governmental orders and restrictions, strike, lockout, labour disputes, or any other cause beyond the control of the PARTIES. Either PARTY invoking Force Majeure shall notify the other PARTY as soon as possible and provide appropriate information on the presumed cause and duration of the Force Majeure situation. The PARTIES shall co operate to minimize the adverse events of Force Majeure on the performance of this Agreement.

18    - APPLICABLE LAW AND COURT OF LAW; DISPUTE RESOLUTION

18.1 This Agreement shall be construed in accordance with the laws of England and Wales.

18.2 The PARTIES agree to submit all disputes arising out of in connection with this Agreement to the International Chamber of Commerce in The Hague, The Netherlands.

18.3 It is the objective of the PARTIES to facilitate the resolution of disputes under this AGREEMENT in an expedient manner by mutual cooperation and without resort to litigation. Accordingly, the PARTIES agree to take all commercially reasonable efforts to

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

      resolve in an amicable manner any dispute between them concerning diligence obligations and/or questions of breach and default in connection with this AGREEMENT.

19    - ASSIGNMENT

19.1 CONNETICS shall have the right to grant sublicenses of its rights under this Agreement (i) to any of its AFFILIATES, without the consent of, but with written notice to, YAMANOUCHI, and (ii) to any non-affiliated third party upon YAMANOUCHI'S prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. CONNETICS shall remain liable for the obligations to YAMANOUCHI under this Agreement unless YAMANOUCHI expressly releases CONNETICS in writing.

19.2 Either PARTY may transfer or assign this Agreement (a) to an AFFILIATE of such PARTY which agrees in writing to undertake the obligations under this Agreement provided the assigning PARTY remains primarily liable, (b) in connection with the sale of all or substantially all of the assigning PARTY'S related business, and (c) to a non-affiliated third party with the prior written consent of the other PARTY, which consent shall not be unreasonably withheld.

19.3 If CONNETICS merges with a third party and is not the surviving entity, or if CONNETICS assigns its rights and obligations under this AGREEMENT to a third party as outlined in Section 19.2, CONNETICS must prove to YAMANOUCHI that it has informed the third party of the obligations it has to YAMANOUCHI and that the third party has acknowledged and agreed to those obligations. If YAMANOUCHI merges with a third party and is not the surviving entity, or is taken over by a third party, CONNETICS will remain obligated to the third party in accordance with the conditions set forth in this AGREEMENT.

20    - NOTIFICATION OF PARTIES

20.1 Except as otherwise specifically provided in this Agreement, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, or by internationally recognized air courier, or by facsimile transmission to a PARTY, or delivered in person to a PARTY at the address or facsimile number set out below for such PARTY or such other address as the PARTY may from time to time designate by written notice to the other:

      If to YAMANOUCHI, to:

            Yamanouchi Europe B.V.
            Elizabethof 19

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

            2353 EW Leiderdorp
            The Netherlands
            Attn:  Director Legal Affairs Europe
            Facsimile:  +31 71 5455820

      If to CONNETICS, to:

            Connetics Corporation
            3290 West Bayshore Road
            Palo Alto, CA 94303
            Attn: Chief Executive Officer
            Facsimile: 650-494-0172

      Any such notice or other document shall be deemed to have been received by the addressee three (3) business days following the date of confirmed receipt of the notice or other document by post, or simultaneously with the transmission or delivery, where the notice or other document is sent by overnight courier, by hand or if given by facsimile.

21    - INTERPRETATION OF AGREEMENT

21.1 This Agreement, including Annexes, constitutes the entire agreement of the PARTIES with respect to the subject matter, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between CONNETICS and YAMANOUCHI with respect to the subject matter in this Agreement. There are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in this Agreement with respect to the subject matter in this Agreement. The terms of this Agreement shall supersede all previous oral or written agreements that may exist or have existed between the PARTIES. Specifically, this Agreement supersedes in their entirety the Letter of Intent dated April 5, 2002, the Confidentiality Agreement dated December 14, 2001 and the Confidentiality Agreement dated March 1, 2002 relating to the subject matter of this Agreement.

21.2 English shall be the controlling language of this Agreement, and in case of any translation of this Agreement in whatever language, the English text shall prevail.

21.3 If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the PARTIES, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; (c) a suitable and equitable provision shall be substituted in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision; and (d) the remaining

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

      provisions of this Agreement will remain in full force and effect. The PARTIES agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the PARTIES.

21.4 In case either PARTY in the course of its business makes use of general terms and conditions concerning sales, purchases and/or licenses, such general terms and conditions will have no effect on the interpretation or validity of this Agreement.

21.5 This Agreement can only be revised, amended or extended by means of a written document duly signed on behalf of all PARTIES.

21.6 No failure or delay on the part of a PARTY to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof will operate as a waiver of any such breach or of any such right or remedy, unless a waiver is made in writing signed by the waiving PARTY. No waiver of any such right will be deemed a waiver of any other right under this Agreement.

21.7 This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the PARTIES. Each PARTY shall act under this Agreement as an independent contractor.

IN WITNESS WHEREOF, the PARTIES have caused this Agreement to be executed by their respective authorised officers.

Leiderdorp, The Netherlands               California, United States of America
13th May 2002                             13th May 2002

YAMANOUCHI EUROPE B.V.                    CONNETICS CORPORATION


Signature: /s/ Prof. P. van Brummelen     Signature: /s/ Tom Wiggans
           ---------------------------               ---------------------------
Name: Prof. P. van Brummelen              Name: Tom Wiggans
      --------------------------------          --------------------------------
Position: EXECUTIVE VICE PRESIDENT R&D    Position: CEO
          ----------------------------              ----------------------------


Signature: /s/ Mr. I. S. C. Talmage       Signature: /s/ John Higgins
           ---------------------------               ---------------------------
Name: Mr. I. S. C. Talmage                Name: John Higgins
      --------------------------------          --------------------------------
Position: VICE PRESIDENT BUSINESS         Position: CFO
          DEVELOPMENT                               ----------------------------
          ----------------------------

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

                                     ANNEX I

                                     PRODUCT

Any pharmaceutical formulation or composition of tretinoin optionally combined with clindamycin that uses or incorporates the YAMANOUCHI KNOW-HOW, including specifically VELAC gel.

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

                                    ANNEX II

                                   TRADEMARKS

[*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

                                    ANNEX III

                                     PATENTS

[*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

                                    ANNEX IV

     ADVERSE DRUG REACTION DATA EXCHANGE AGREEMENT and ADVERSE EVENT REPORT

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.

                                                                       2002-0267

                              ADVERSE DRUG REACTION

                                  DATA EXCHANGE

                                   AGREEMENT

              THE PRODUCT AS MENTIONED IN ARTICLE 1 OF THE LICENSE

                  AND DEVELOPMENT AGREEMENT BETWEEN CONNETICS

                     CORPORATION AND YAMANOUCHI EUROPE B.V.

                                     BETWEEN

                         Pharmacoepidemiology Department
                              YAMANOUCHI EUROPE BV

                                       AND

                              SAFETY DEPARTMENT OF
                                    CONNETICS

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.


    PROCEDURES FOR THE EXCHANGE OF ADVERSE DRUG REACTION DATA WITH RESPECT TO
      THE PRODUCT AS MENTIONED IN ARTICLE 1 OF THE LICENSE AND DEVELOPMENT
       AGREEMENT BETWEEN CONNETICS CORPORATION AND YAMANOUCHI EUROPE B.V.

1. SCOPE

This agreement describes the procedures and defines the responsibilities of the pharmacovigilance unit of Yamanouchi Europe Pharmacoepidemiology Department ("Yamanouchi"), and CONNETICS CORPORATION ("CONNETICS"), to ensure adequate Adverse Drug Reaction (ADR) data exchange and compliance with the regulatory requirements of ADR data reporting. This agreement replaces any previous Adverse Drug Reaction Data Exchange Agreements. Updates of this agreement are expected.

2. DEFINITIONS

Definitions used will conform to the current ICH guidelines E2 A-C, and regulations of the U.S. Food and Drug Administration. Terms set forth in all capital letters shall have the meaning set forth in the License and Development Agreement between Connetics Corporation and Yamanouchi Europe B.V.

3. PRODUCT CONCERNED

The PRODUCT as defined in Article 1 of the License and Development Agreement between Connetics Corporation and Yamanouchi Europe B.V.

4. REGULATORY DOCUMENTS

CONNETICS will be responsible for making and maintaining a Summary of Product Characteristics (SPC) for the PRODUCT for the TERRITORY.

5. DATABASE

CONNETICS will be responsible for maintaining a complete ADR database.

6. ADR DATA EXCHANGE

Exchange will be between the pharmacoepidemiology department of YAMANOUCHI and the safety department of CONNETICS. Both parties will collect and distribute the data in their own safety networks. The language of all exchange will be English. Abbreviations must be spelled out.


DATA EXCHANGE AGREEMENT                                                   PAGE 1

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.


The format of data exchange will be hard copy (fax) or electronic (*.pdf files, preferably password protected). Although YAMANOUCHI will not market the PRODUCT, it will be necessary under applicable laws and regulations for CONNETICS to collect all available information regarding the safety of the PRODUCT. The following language shall apply to the extent that such information comes to the attention of YAMANOUCHI as the licensor of the PRODUCT or otherwise. CONNETICS acknowledges that YAMANOUCHI has no affirmative obligation to seek out such information.

6.1 SPONTANEOUS REPORTS

SERIOUS ADRS

YAMANOUCHI will forward by fax all reports of serious ADRs in CIOMS I format to CONNETICS within the same day for all fatal and life-threatening ADRs. All other serious ADRs should be forwarded no later than five (5) calendar days after receipt by YAMANOUCHI. The type of report (spontaneous), clock date, seriousness and case assessment (causality / expectedness) and company medical evaluation are printed on the CIOMS form. Where possible copies of the original reporter's report should be forwarded too, together with a translation into English if the original report is written in another language. The type of report (spontaneous), clock date, seriousness, case assessment (causality/expectedness) and company medical evaluation will be printed on the CIOMS form or on the covering letter.

NON-SERIOUS ADRS

YAMANOUCHI will provide CONNETICS with all reports of non-serious spontaneous ADRs in CIOMS I format on at least a monthly basis. CONNETICS will incorporate all such data in the Periodic Safety Update Reports.

6.2 REPORTS FROM CLINICAL STUDIES

Data of serious ADRs from clinical studies will be exchanged as described in 6.1 for spontaneous reports.

Non-serious ADR data from clinical trials will be exchanged with the final study report if it has an impact on the current SPC. CONNETICS will incorporate such data in the PSURs.

6.3 FOLLOW-UP INFORMATION

CONNETICS is responsible for obtaining follow-up information required for proper assessment of the case, except that there is no obligation to follow up on non-serious ADRs that occur in clinical trials.

6.4 REPORTS FROM LITERATURE

CONNETICS will have the primary responsibility for reviewing the literature, including unpublished scientific papers to the extent it is made aware of them.


DATA EXCHANGE AGREEMENT                                                   PAGE 2

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.


7. PERIODIC SAFETY UPDATE REPORTS (PSURS)

CONNETICS will be responsible for preparing PSURs according to the current ICH and U.S. FDA guidelines and regulatory requirements.

8. SUBMISSION TO REGULATORY AUTHORITIES

CONNETICS will submit the appropriate reports of individual case reports to the regulatory authorities of the countries in their territories within the time frames required by the current regulations in each country.

9. REGULATORY AUTHORITY REQUESTS FOR ADDITIONAL INFORMATION

A) ADDITIONAL INFORMATION ON A SPECIFIC CASE:

If the regulatory authority requests follow-up information, CONNETICS will submit the response to the requesting regulatory authority. If necessary, CONNETICS will obtain the requested information from the reporter.

B) ADDITIONAL INFORMATION OF A MORE GENERAL NATURE (E.G., SUMMARY OF CERTAIN TYPES OF CASES)

Regulatory authority requests for safety information of a more general nature will be answered by CONNETICS. If YAMANOUCHI receives the request for additional information on a specific case, it will send a copy to CONNETICS at the earliest moment possible.

10. SIGNALLING

CONNETICS will be responsible for identifying new risks of the products concerned and informing YAMANOUCHI immediately.

11. SERIOUS SAFETY ISSUE

In the event of a serious safety issue first brought to the attention of CONNETICS, even if YAMANOUCHI Europe has not marketed the PRODUCT, the YAMANOUCHI nominated safety contact should be informed of this as soon as it is practically possible, and vice versa.


DATA EXCHANGE AGREEMENT                                                   PAGE 3

[LOGO] Yamanouchi                                         Yamanouchi Europe B.V.


12. NOMINATED SAFETY CONTACT PERSONS

Yamanouchi:       P.H. Gerritsen-van Schieveen, MD, MFPM
                  Manager PharmacoEpidemiology
                  Yamanouchi Europe BV
                  P/o Box 108
                  2350 AC Leiderdorp
                  The Netherlands
                  Tel: +31 (0) 71 545 5877
                  Fax: +31 (0) 71 545 5881

CONNETICS:

                  Elias Kachakji, M.D.
                  Manager, Safety
                  Connetics Corporation
                  3290 West Bayshore Road
                  Palo Alto, California  94303
                  U.S.A.
                  Tel.:    + 650-843-2843
                  Fax.:    + 650-843-2898

Leiderdorp, The Netherlands              California, United States of America
13th May 2002                            13th May 2002

YAMANOUCHI EUROPE B.V.                   CONNETICS CORPORATION


Signature: /s/ Prof. P. van Brummelen    Signature: /s/
           ---------------------------              ---------------------------
Name: Prof. P. van Brummelen             Name:
      --------------------------------         --------------------------------
Position: EXECUTIVE VICE PRESIDENT R&D   Position:
          ----------------------------             ----------------------------


/s/ Mr. I.S.C. Talmage
Mr. I.S.C. Talmage
VICE PRESIDENT BUSINESS DEVELOPMENT


DATA EXCHANGE AGREEMENT                                                   PAGE 4